Exhibit 10.35
CONSULTING AGREEMENT
Consultant Name: Elizabeth A. Howard, J.D., Ph.D. (“Consultant”)
Effective Date: July 7, 2023
As a condition of becoming retained by Arbutus Biopharma Corporation, a British Columbia corporation, Arbutus Biopharma Inc., a Delaware Corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, “Arbutus”), and in consideration of Consultant’s consulting relationship with Arbutus and receipt of the compensation now and hereafter paid by Arbutus, Consultant hereby agrees to the following:
1.Services and Fees
(a)Services to be Performed. While engaged by Arbutus under this consulting agreement (“Agreement”), Consultant will provide the consulting services set forth on each Statement of Work (“SOW”), a sample of which is attached hereto, under the heading “Description of Services” (the “Services”) and shall initially report to Arbutus’s General Counsel regarding the performance of such Services. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. By signing this Agreement, Consultant also confirms with Arbutus that Consultant is under no contractual or other legal obligations that would prohibit performance of Services and further agrees Consultant will not enter into any agreement or obligation in conflict with this Agreement or any of Consultant’s obligations under it. Arbutus and Consultant agree that no services shall commence and no payment shall be made until an SOW is complete and this Agreement signed by both parties.
(b)Fees. As consideration for the Services provided by Consultant and other obligations, Consultant shall invoice and Arbutus shall pay to Consultant the amounts and in the manner specified in the applicable SOW, under the heading “Compensation”, including the continued vesting and exercise periods of the restricted stock units and stock options described in the SOW and subject to the respective plans. Following the final completion of each SOW Consultant shall perform timely final budget or accounting management to ensure all fees and out-of-pocket costs reasonably incurred by Consultant are correctly itemized and invoiced. Arbutus shall have no obligation to pay any invoices issued by Consultant in respect of such SOW after the later of (a) final budget reconciliation occurs and final payment or credit is issued or (b) three (3) months after the final completion of such SOW. Arbutus reserves the right to make reports to applicable government agencies disclosing information associated with any compensation paid under this Agreement in order to comply with applicable laws, which information may be published on government records available to the public. Arbutus is not required to provide Consultant advanced notice prior to making any such disclosures.
(c)Statements of Work. The execution of each SOW will be at the sole option of Arbutus, and no SOW will be binding until duly executed by Arbutus and Consultant. Each SOW so executed will be governed by the terms and conditions of this Agreement, all of which terms and conditions herein will be incorporated by reference and will form a part of each SOW.
2.Confidential Information.
(a)Protection of Information. Consultant understands that during the Term, Arbutus intends to provide Consultant with certain information, including Confidential Information (as defined below), without which Consultant would not be able to perform Services. At all times during the Term and thereafter, Consultant shall hold in strictest confidence, and not use, except to the extent necessary to perform the Services, and not disclose to any person or entity, without written authorization from Arbutus in each instance, any Confidential Information that Consultant obtains from Arbutus or otherwise obtains, accesses or creates in connection with, or as a result of, the Services during the Term, until such Confidential Information becomes publicly known and made generally available through no wrongful act of Consultant as to the item or items involved. Consultant shall not make copies of such Confidential Information unless in the ordinary course of the provision of Services. Notwithstanding anything to the contrary in the foregoing, Consultant may disclose the terms of this Agreement to Consultant’s immediate family members and to Consultant’s legal, tax and other advisors. Nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant may have reason to believe is unlawful.
(b)Confidential Information. Consultant understands that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside Arbutus and information and physical manifestations thereof entrusted to Arbutus in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: inventions, technical data, trade secrets, know-how, research, products, software codes and designs, algorithms, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, agreements with third parties, lists of, or information relating to, employees and consultants of Arbutus (including, e.g., the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of Arbutus), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Consultant by Arbutus either directly or indirectly.
(c)Third Party Information. During the Term and thereafter, Consultant will not improperly use or disclose to Arbutus any confidential, proprietary or secret information of Consultant’s current or former clients or any other person, and Consultant will not bring any such information onto Arbutus’s property or place of business
(d)U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3.Term and Termination.
(a)Term. Consultant shall serve as a consultant to Arbutus commencing on the Effective Date and terminating one (1) year after the Effective Date unless this Agreement is renewed by written consent of Arbutus and Consultant (the “Term”). In the event of a renewal, the terms of this Agreement will apply to the renewed Agreement unless otherwise agreed by the parties in writing.

(b)Termination for Convenience. Following the initial one-year period after the Effective Date, either party may terminate this Agreement at any time upon thirty (30) days’ written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that has been performed prior to the termination.
(c)Termination for Cause. Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, the non-breaching party may terminate this Agreement immediately without obligation to make further payments except such compensation as is earned pursuant to the Statement of Work attached hereto as Exhibit A.
(d)Arbutus Property; Returning Arbutus Documents. At the time of termination of the Agreement, Consultant will deliver to Arbutus (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Consultant or Consultant’s personnel pursuant to this Agreement or otherwise belonging to Arbutus, its successors or assigns.
(e)Survival. The provisions of this Agreement survive the termination of this Agreement to the extent necessary to effectuate the intent of the parties as expressed in this Agreement.
4.Independent Consultant and Taxes.
(a)Consultant’s relationship with Arbutus will be that of an independent contractor and not that of an employee. Consultant is responsible for the provision of and the expenses associated with any office space, equipment (including hardware and software), tools, machinery and personnel required by Consultant for performance of the Services. Consultant agrees: (i) to be solely responsible for determining the method, details and means of performing the Services; (ii) to have no authority to enter into contracts that bind Arbutus or create obligations on the part of Arbutus without the prior written authorization of Arbutus; (iii) to be ineligible for any Arbutus employee benefits; and (iv) to have full responsibility for all applicable taxes for all compensation paid to Consultant under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, including state worker’s compensation insurance coverage requirements, if any, and any U.S. immigration visa requirements. If Consultant is not a sole proprietor, Consultant shall pay and be responsible for all customary corporate source deductions and income taxes payable by Consultant in connection with the delivery of the Services. The payments set out in each invoice shall exclude all sales, value-added, excise, goods and services or other taxes or duties payable by Arbutus in respect of this Agreement. Consultant shall itemize all such taxes or duties on any invoice provided to Arbutus. To the extent possible under applicable tax laws, Consultant shall minimize any taxes applicable to the Services, including the use of tax exemption certificates, as appropriate. Arbutus shall not be responsible for any tax liability due to Consultant’s failure to make timely payments, or to meet any obligation owed by Consultant to any tax authority. Arbutus shall have no obligation to pay any taxes not invoiced by Consultant within one year following Arbutus’ payment of such invoice.
(b)Tax Filing. Company and its wholly owned affiliates are required by the United States Internal Revenue Service to file IRS Form 1099 for all payees. Accordingly, all US Consultants must provide Company with his/her U.S. Social Security or Federal Identification Number upon execution of this Agreement.

(c)IT Policies. Consultant acknowledges that to the extent the Services require access to Arbutus’s computing system, Consultant and any employee or subcontractor of Consultant who provide services under this Agreement has received a copy of Arbutus’s information technology (IT) policies and has read, understood and will comply with the terms of such policies.
5.Conflicts of Interest. Consultant represents and warrants that Consultant does not currently have any business, professional, or personal relationships that would constitute a conflict of interest, and to the extent that any relationships could reasonably be perceived as a conflict of interest, any such circumstances have been previously disclosed and approved by Arbutus in writing.
6.Certain Regulations.
(a)Debarment. Consultant represents and warrants that Consultant has never been (i) under investigation for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar state law or regulation or (ii) disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority. During the Services, Consultant represents and warrants that Consultant will provide immediate written notice to Arbutus regarding any notice or other information related to (i) a pending or prospective investigation of Consultant for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar state law or regulation or (ii) a pending or prospective disqualification or restriction of Consultant by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority. Upon the delivery of such written notice, Consultant will reasonably cooperate with Arbutus in connection with the foregoing.
(b)Insider Trading. Consultant acknowledges that Consultant may in connection with this Agreement become aware of material non-public information regarding Arbutus, and that national, provincial and state securities laws prohibit Consultant and Consultant’s family from purchasing or selling any securities on the basis of such material non-public information and from assisting any others to do so. Consultant agrees that Consultant shall not violate and shall inform Consultant’s family members that they must not violate any applicable law or regulation bearing on trading in securities of Arbutus.
(c)Code of Conduct and Business Ethics. Consultant agrees that in the performance of this Agreement, Consultant shall comply with all applicable laws and regulations including those which: (a) prohibit or penalize insider trading, fraud, theft, bribery or otherwise illegal transactions, and which (b) promote human rights, workplace safety practices and whistle blower protection. In addition, Consultant agrees that in the performance of this Agreement, Consultant shall conduct herself in an honest and ethical manner, respect the intellectual property rights and confidential information of third parties in addition to those of Arbutus, refrain from falsifying and misrepresenting information in the course of performing this Agreement, refrain from accepting or giving improper payments or gifts, and accurately document and record financial transactions related to this Agreement. Consultant acknowledges that Consultant has read and understood Arbutus’s code of conduct which embodies the principles described in this Section, and Consultant will comply with the principles set out in the Code in all activities related to the Services.
(d)Anti-kickback, Anti-fraud and Anti-bribery.
i.Both Arbutus and Consultant intend for this Agreement to comply with the federal Anti-Kickback Statute, as set forth in 42 U.S.C. 1320a-7b and the regulations promulgated thereunder or any similar anti-kickback or anti-corruption statutes in other jurisdictions in which Arbutus and Consultant operate.

ii.Consultant agrees that all payments by Arbutus pursuant to this Agreement represent fair market value for the Services to be provided by Consultant. Consultant represents and warrants that payments or items of value received pursuant to this Agreement will not influence any decision that Consultant or any payee under this Agreement may make in order to assist Arbutus to secure an improper advantage or obtain or retain business.
iii.Consultant further represents and warrants that neither Consultant nor any payee under this Agreement has taken or will take any action that violates or could be perceived as violating any applicable anti-corruption legislation, including but not limited to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and anti-bribery legislation in the location(s) where Consultant works or resides. Accordingly, and without limitation, Consultant or any payee under this Agreement has not and will not directly or indirectly pay, offer or promise to pay, give, solicit, accept, or receive or agree to receive, anything of value (including money or other tangible or intangible benefits) to or from any person or entity, where the thing of value is, or could reasonably be perceived as being, provided for purposes of (a) influencing any act or decision; (b) inducing the recipient to do or omit to do any act in violation of their lawful duty; (c) obtaining, retaining, or directing business or an advantage in business, or any other improper advantage; (d) bringing about or rewarding the improper performance by the recipient or another person of a relevant function or activity; or (e) inducing the recipient to use their influence to affect or influence any act or decision of a Public Official. For the purposes of this Section, “Public Official” means a government (whether national, state, provincial, or local) or public international organization such as the United Nations or World Bank or instrumentality thereof (including state-owned companies); any person holding a legislative, administrative, or judicial office, including any person working on behalf of a governmental entity or instrumentality thereof, government-controlled enterprise, or a public international organization; any political party, political official, or candidate for political office; or a member of a royal family or tribe.
iv.Consultant will provide Arbutus with all information required for Arbutus to fully and accurately reflect every transaction under this Agreement, including but not limited to invoices for all payments made by Arbutus, detailing the Services provided to Arbutus and the fair market value thereof. Consultant agrees to maintain accurate and complete records of all transactions having to do with this Agreement in accordance with generally accepted accounting principles and, if applicable, the requirements of the FCPA.
v.Consultant agrees that Consultant will immediately notify Arbutus in writing if at any time it becomes aware or suspects that anyone involved in providing Services or receiving payment in connection with this Agreement is a Public Official.
vi.Consultant agrees that Consultant will immediately notify Arbutus if at any time Consultant becomes aware or suspect that there has been a request to take any action that would violate any portion of this Section.
vii.Arbutus reserves the right to conduct initial and periodic reviews of Consultant to ensure their proper qualifications, abilities, reputation, affiliations, and performance, and/or to conduct an audit of Consultant’s records and accounts for compliance with the terms of this Section. At the request of Arbutus, Consultant shall allow Arbutus or its representatives (staffed as Arbutus deems appropriate) to review or audit Consultant’s books, records, and files relating to this Agreement and Consultant will provide information and answer any reasonable questions that Arbutus or its representatives may have relating to Consultant’s performance of this Agreement.
viii.Consultant and Arbutus represent that the execution of this Agreement is not linked to any past, present, or future agreement to purchase, lease, recommend, prescribe, use, supply, or procure Arbutus’s products, or to provide any improper advantage to Arbutus.

ix.Consultant agrees to fully adhere to all applicable transparency and disclosure requirements relating to this Agreement, including by fully disclosing the purpose and scope of this Agreement to any employer, professional body, institution, government agency, or otherwise locally designated competent authority. If applicable, Consultant shall also obtain written approval from Consultant’s employer. In addition, to the extent required by any applicable disclosure obligations, Consultant shall disclose that the Services are performed for Arbutus.
x.Consultant will not, engage in any activity, practice or conduct that would breach or contravene all applicable laws regarding tax evasion or the facilitation of tax evasion in connection with this Agreement.
(e)Duty to Report Violations. If at any time any representation or warranty of Consultant set forth in this Section 6 are no longer accurate, Consultant will immediately notify Arbutus of such fact. In addition to other rights or remedies under this Agreement or at law, Arbutus may terminate this Agreement if Consultant breaches any such representations or warranties or if Arbutus learns that improper payments are being or have been made to or by Consultant or any individual or entity acting on its or their behalf. In case of such termination, no further payment will be due to Consultant, and Consultant will refund to Arbutus all payments made under this Agreement if requested by Arbutus, which shall not limit any other claims or rights that Arbutus may have against Consultant.
(f)Reporting of Compensation. Notwithstanding any confidentiality obligations under this Agreement, Arbutus reserves the right to make reports to applicable government agencies disclosing information associated with any compensation paid under this Agreement in order to comply with applicable laws, which information may be published on government records available to the public. Arbutus is not required to provide Consultant advanced notice prior to making any such disclosure.
7.Indemnification.  Arbutus shall defend, indemnify and hold harmless the Consultant (and her heirs) from and against any claims (including attorneys’ fees and related disbursements) by any third party relating to Consultant’s Services hereunder other than in accordance with those situations set forth in Section 1.2 of Arbutus’ Form of Indemnity Agreement existing on the date hereof and filed as Exhibit 10.4 to Arbutus’ Form 10-K for the year ended December 31, 2022, and Consultant shall be treated as an “officer” for purposes of any Arbutus indemnification policies or by-laws.
8.Miscellaneous.
(a)Subcontractors. Consultant agrees that Consultant will not retain any agent, subcontractor, or consultant in connection with the Services performed under this Agreement without obtaining express prior written approval from Arbutus.
(b)Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of New York without giving effect to principles of conflicts of law.
(c)Litigation and Regulatory Cooperation. During and after the Term, Consultant will reasonably cooperate with Arbutus in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Arbutus which relate to events or occurrences that took place during the Term. Consultant’s reasonable cooperation in connection with such claims or actions includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Arbutus at mutually convenient times. During and after the Term, Consultant will also reasonably cooperate with Arbutus in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that took place during the Term. Arbutus will compensate Consultant for Consultant’s time spent, and reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with Consultant’s performance of obligations pursuant to this Section.
(d)Entire Agreement. Except as noted below, this Agreement sets forth the entire agreement and understanding of the parties relating to the Consultant’s services (provided following her termination of employment) and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to such post-employment services; provided that the following agreements shall remain in full force and effect: (i) the 2016 Employment Agreement (including, specifically, the Arbutus obligation to provide severance under Section 6(b) thereof); (ii) any stock option or restricted stock unit award agreements granted to the Consultant while an employee of Arbutus and as modified under the Statement of Work attached hereto; and (iii) any agreements and/or obligations that are referenced and incorporated into such 2016 Employment Agreement, stock option, or restricted stock unit award agreements.
To the extent Arbutus and the Consultant enter into a Confidential Separation and Release Agreement after the date of this Agreement, such Confidential Separation and Release Agreement shall not supersede anything in this Agreement unless specifically provided therein.
(e)Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.
(f)Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
(g)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.
(h)Electronic Delivery. Arbutus may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or Arbutus’s Certificate of Incorporation or Bylaws by email or any other electronic means. Consultant hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by Arbutus or a third party designated by Arbutus.
(i)Notice. All payments, reports and notices or other documents that are to be delivered by one party to the other party under this Agreement may be delivered only by personal delivery, registered or certified mail, or facsimile transmission, or by email, all postage and other charges prepaid, at the address set forth below or at such other address as either party may hereinafter designate in writing:

If to ARBUTUS:	If to CONSULTANT:
[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, Consultant and the authorized representative of Arbutus have executed this Agreement on the dates indicated below, to be effective as of the Effective Date first above written.
ARBUTUS BIOPHARMA INC.            CONSULTANT

By: /s/ William Collier        By: /s/ Elizabeth Howard
Printed Name: William Collier        Printed Name: Elizabeth Howard
Title: President & CEO        Date: July 7, 2023
Date: Jul 7, 2023

STATEMENT OF WORK
To the Consulting Agreement dated effective July 7, 2023
DESCRIPTION OF SERVICES
During the Term, you shall provide the following consulting services (“Services”):
•Initial training for new General Counsel
•Matters related to litigation
•Other items as needed

SUPERVISION OF SERVICES
All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and Arbutus’s General Counsel. Consultant will be required to report to Arbutus’s General Counsel monthly concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of Arbutus’s General Counsel.
COMPENSATION
Arbutus will pay Consultant an hourly rate of $400.00 for such hours per week to be determined by the Company’s General Counsel and Chief Compliance Officer for the performance of the Services.
Consultant and Arbutus acknowledge and agree that during her employment Consultant has received certain stock option awards and restricted stock unit awards pursuant to the Arbutus 2011 Omnibus Share Compensation Plan and the Arbutus 2016 Omnibus Share and Incentive Plan (collectively, the “Plans”).
Such restricted stock unit awards will continue to vest (and to be paid) pursuant to the terms and conditions of the Plans as long as Consultant is providing services (or is willing to provide services) under the Agreement.
Any such stock option awards will continue to vest and shall remain exercisable pursuant to the terms and conditions of the Plans as long as Consultant is providing services (or is willing to provide services) under the Agreement. As per the Plans, Consultant will have 90 days from the termination of this Agreement to exercise any vested stock options that have been allocated to Consultant.
INVOICE & PAYMENT
Consultant shall prepare monthly itemized invoices detailing all Services rendered and billed by half hour segments. Consultant will invoice Arbutus by the fifth (5th) day of each month for Services rendered during the previous month, and Arbutus will pay each invoice within thirty (30) days following its receipt by Arbutus.
Payments will be made by ACH to the following account:

Bank:
Routing:
Account #:
AGREED AND ACCEPTED:
ARBUTUS BIOPHARMA INC.            CONSULTANT

By: /s/ William Collier        By: /s/ Elizabeth Howard
Printed Name: William Collier        Printed Name: Elizabeth Howard
Title: President & CEO        Date: Jul 7, 2023
Date: July 7, 2023